Exhibit 99.1

1. Sun New Media Inc.

PO Box 297, 1142 S. Diamond Bar Blvd
Diamond Bar, CA 91765
United States of America
T: (604) 871-9909 Ext 322
F: (604) 871-9919
March 1, 2006
Sun New Media Appoints New Officers
NASD OTCBB: SNMD
Prime Zone, Diamond Bar, California, February 28, 2006: Sun New Media Inc. (OTCBB: SNMD) (“SNMI”) today announced the appointment of four new Corporate Officers. Mr. Ricky Ang Gee Hing will join the company as co-CEO and Dr. Cheng Hong will join as President and COO, effective March 1. Mr Frank Zhao and Ms Hwee Ling Ng will join as co-CFOs, effective February 27, 2006 and March 1, 2006 respectively. In addition, SNMI announced that Dr. Ding Yucheng, current co-CEO and Director, will resign from both positions to accept an appointment as the Vice Chairman of the Sun Culture Foundation effective immediately.
Mr Ricky Ang, SNMI’s appointed co-CEO, is currently the Executive Vice Chairman & Managing Director of Sun Business Network Limited (“SBN”), a company he founded in late 1994, and listed on the Singapore Stock Exchange in mid-1998. SNMI is in the process of a acquiring a minority stake in SBN as well as the digital distribution rights to a number of its key titles among other assets.
Mr. Ang brings close to 30 years of experience in Asian media and publishing to SNMI. Before founding SBN, Mr. Ang was CEO of HB Media Holdings, a media company he helped established in early 1993. Before that, he was Senior Vice President at Times Publishing Limited. A graduate of London’s College of Printing, Mr Ang has been in the printing and publishing industry for more than three decades, and was for several years Chairman of the TDB-sponsored, Printing and Publishing Advisory Council.
Dr. Cheng Hong, SNMI’s appointed President and COO, is currently the CEO of Compass Multimedia, Ltd. a leading e-publishing and multimedia distribution company that is partially owned by SNMI. Dr. Cheng brings nearly20 years of experience in e-commerce and information management to the group. Before joining Compass, Dr. Cheng was the CEO of stockstar.com, the largest vertical financial portal in China, and Stateline, Ltd., one of China’s leading providers of b2b Customer Relationship Management software services. Dr. Cheng has a PhD in Information Management Sciences from Wuhan University.
Mr. Frank Zhao, SNMI’s appointed co-CFO, has more than 15 years corporate finance management and business development experience in the US, Hong Kong and China. Previously, Mr. Zhao served as VP of Finance and other senior finance positions with several NASDAQ listed companies in the US and China , responsible for all aspects of the company’s accounting and finance, including SEC compliance, corporate governance, M&A, and business strategy. Prior to that, Mr. Zhao worked with PricewaterhouseCoopers as a senior auditor.
Mr Zhao holds a Master of accounting and finance degree from the University of Hartford and Bachelor of economics degree from Beijing University, and he is a US certified public accountant.

Ms Hwee Ling Ng was appointed as the Acting CFO and Company Secretary of SNMI on January 4, 2006.
“We are honored to have this group of experienced executives and proven business leaders on our Executive team,” said Dr. Bruno Wu, Chairman of SNMI. “The collective experience of this group includes decades of on the ground operating experience in China, the United States, and across Asia. It is a powerful group to lead SNMI into the future.”
“Also, we would like to warmly thank Dr. Ding for his great service to SNMI and wish him well in future endeavors,” added Dr. Wu.
About Sun New Media
Sun New Media Inc (SNMI) is one of China’s first integrated, interactive marketing companies. SNMI plans to create a core group of businesses that includes advanced interactive content development and distribution units, sales and marketing services, and channel management software solutions. SNMI is well positioned to capture a significant share of China’s multi-billion dollar interactive marketing services market.
For more information on Sun New Media Inc., visit SNMI’s website at: http://www.sunnewmedia.net
Investor Relations Contact: Mr. James Neil * N. America Toll Free: 1-888-865-0901 Ext.322 Email: info@cag-global.com
This press release includes statements that may constitute “forward-looking” statements, usually containing the word “believe,” “estimate,” “project,” “expect” “plan” “anticipate” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of SNMI’s product and services in the marketplace, competitive factors, changes in regulatory environments, and other risks detailed in SNMI’s periodic report filings with the Securities and Exchange Commission. In addition, there is no certainty that the transactions described above will be completed or, if completed, that the terms for such transactions may not change before completion. Nor is there any certainty that SNMI will be able to benefit from the described transactions in the manner currently expected. By making these forward-looking statements, SNMI disclaims any obligation to update these statements for revisions or changes after the date of this release.